Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

Air Products Appoints John McGlade President and COO

And Announces Organizational Changes

LEHIGH VALLEY, Pa. (August 24, 2006) – Air Products (NYSE:APD) today announced leadership and organization changes effective October 1, 2006 to reflect the company’s strategy and focus on growth. John E. McGlade, currently group vice president, Chemicals, has been named president and chief operating officer by the Board of Directors.

John P. Jones, chairman and CEO, who previously also held the title of president, said, “Throughout his career, John has steered key strategic transformations such as establishing early partnerships in Asia and building our hydrogen franchises that have become a leadership position for the company. He has recently led our restructuring efforts in the Chemicals Group. His broad relationships and understanding of our businesses, customers and partners around the world will enable him to play a key leadership role in the continuing evolution of Air Products into a higher return and growth-oriented company.”

McGlade, 52, joined Air Products in 1976 in the company’s career development program and subsequently held various positions within its Gases business, including both domestic and international assignments. He was named general manager of the Chemical and Process Industries Division in 1994 and vice president of the division in 1996, where he led the growth of the company’s premier position in hydrogen. In 2001, he became general manager and vice president of the Performance Materials Division. He assumed his current position as group vice president for the company’s worldwide Chemicals Group in 2003. McGlade earned a B.S. degree in industrial engineering and an M.B.A. from Lehigh University.

Consistent with a previous announcement of its plan to sell the amines and polymers businesses, the company is also announcing a business reorganization that clearly aligns its organizational structure to its strategic direction. These four business divisions—1) Energy, Process Industries and Equipment; 2) Merchant Gases; 3) Electronics and Performance Materials; and 4) Healthcare—will report to John McGlade along with Global Operations; Environmental, Health, Safety and Quality; and regional leadership.

Scott A. Sherman will continue leading Energy, Process Industries and Equipment as vice president and general manager. Robert D. Dixon, currently president, Air Products Asia, will assume responsibility for global merchant gases and is appointed vice president and general manager, Merchant Gases. Michael F. Hilton, currently, vice president, Electronics Businesses, is appointed vice president and general manager, Electronics and Performance Materials, and will lead the new organization. John W. Marsland will expand his current role and assume global responsibilities for Healthcare as vice president and general manager, Healthcare.

Commenting on the announcements, Mr. Jones said, “These actions are a logical next step in the plans we announced in March to become a more focused, less cyclical, and higher growth company. With our portfolio management and productivity actions and this reorganization, we are well positioned with the right strategy and leadership to drive growth for the foreseeable future.”

Air Products also announced that Mark L. Bye, currently group vice president, Gases and Equipment, has decided to leave the company this fall to pursue other career opportunities.

“Mark is a very talented and successful leader, and he has made a real difference to Air Products during his many years with the company. I understand and respect his decision, and I would like to thank him for his significant contributions to the company. I wish him great success in his future endeavors,” commented Jones.

***NOTE: This release may contain forward-looking statements. Actual results could vary materially, due to changes in current expectations.

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Media Inquiries:

Beth Mentesana, tel: (610) 481-2459; e-mail: mentesbk@airproducts.com.

Investor Inquiries:

Philip Sproger, tel: (610) 481-7461; e-mail: sprogepc@airproducts.com.